Exhibit 21

                           Subsidiaries of Registrant


             Name                 Jurisdiction of Incorporation   Business Name
- -------------------------------   -----------------------------   --------------

Diversified Data Products, Inc.          Michigan, USA             Same as Name

Diversified Data Products               United Kingdom             Same as Name
(U.K.), Ltd.

CEM (Overseas) Limited               British Virgin Islands        Same as Name